Exhibit 1 to Form 8-K


October 5, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 3, 1995, of
Firetector Inc and are in agreement with the statements contained in paragraphs 4(c) and (d) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                               ERNST & YOUNG LLP